PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50484, 333-80117 and 333-159643) and Form S-3 (File Nos. 033-45393 and 333-158334) of First Merchants Corporation (Corporation) of our reports dated March 1, 2018, on our audits of the consolidated financial statements of the Corporation as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 1, 2018, on our audit of the internal control over financial reporting of the Corporation as of December 31, 2017, which report is included in this Annual Report on Form 10-K.

BKD, LLP
Indianapolis, Indiana
March 1, 2018